Exhibit 99.1

NEWS RELEASE

Halcón Enters into Restructuring Support Agreement with Unsecured Noteholders

Noteholders Have Also Agreed to Backstop $150 MM of a $165 MM Rights Offering for Common Stock

DENVER — August 2, 2019 — Halcón Resources Corporation (OTC PINK: HKRS) (“Halcón” or the “Company”) today announced the Company has entered into a Restructuring Support Agreement (the “RSA”) with certain holders of its 6.75% Senior Unsecured Notes due 2025 (the “Unsecured Notes”), representing 67.3% of the amount of Unsecured Notes currently outstanding.  The agreements entered into under the RSA will result in a comprehensive restructuring of the Company’s balance sheet (the “Restructuring Plan”) to be implemented through the commencement of chapter 11 cases.  The Restructuring Plan, if implemented, will result in the elimination of more than $750 million of debt and an ongoing reduction in annual interest expense of more than $40 million.  The Restructuring Plan provides the Company significant additional liquidity and minimizes operational disruptions by ensuring trade creditors will be paid in full.

The terms of the RSA provide that holders of the Company’s $625 million outstanding Unsecured Notes (the “Unsecured Noteholders”) will receive 91.0% of the common stock of reorganized Halcón (the “New Common Shares”) and existing common shareholders will receive 9.0% of the New Common Shares (each prior to dilution from a new money common stock rights offering and a management incentive plan).  Existing common shareholders will also be granted warrants that provide them with the opportunity to purchase up to 30% of the New Common Shares at prices based on Unsecured Noteholders achieving certain recovery levels.  As part of the transaction, the Unsecured Noteholders have also committed to backstop $150 million of a $165 million new money equity rights offering of New Common Shares (the “Rights Offering”) on a pro rata basis.  The Rights Offering will be open to existing shareholders on a pro rata basis giving effect to pro forma Restructuring Plan ownership (i.e. 9.0% allocated to existing Halcón shareholders, or approximately $15 million, for a total Rights Offering of $165 million if fully subscribed).

The Company will continue to operate its business in the normal course without material disruption to its vendors, partners or employees, and expects to have sufficient liquidity to meet its financial obligations during the restructuring. The Company has received a commitment for a $35 million debtor-in-possession credit facility from the Unsecured Noteholders to fund operations during the bankruptcy process.  Halcón has also received an underwritten commitment from BMO Harris Bank, N.A. for the entire amount of a new senior secured revolving credit facility, which will be arranged by BMO Capital Markets Corp., effective upon exit from bankruptcy with an expected initial borrowing base of $275 million.  The Company expects to have liquidity in excess of $150 million upon exit from the chapter 11 cases, with leverage below 1.5x (net debt/LTM EBITDA).

The proposed Restructuring Plan is subject to definitive documentation as well as court approval, so there can be no assurance the Restructuring Plan will be consummated on the terms set forth above and the final terms of any restructuring transaction could be materially different.

Richard Little, Chief Executive Officer of the Company, said, “After exploring all strategic and financial options available to the Company, and after months of negotiations, we are very pleased to have reached an agreement for a consensual restructuring with our Unsecured Noteholders.  We believe that the restructuring contemplated by the RSA will provide us with the capital structure and liquidity to compete and grow in today’s challenging oil and gas environment.  The contemplated transaction allows existing Halcón shareholders to maintain an interest in a de-levered and de-risked company with significantly improved growth and value creation prospects.  We plan to move through the restructuring process expeditiously with minimal operational disruptions.”

This press release does not constitute an offer to sell or purchase any securities, which would be made only pursuant to definitive documents and an applicable exemption from the Securities Act of 1933, as amended.

Advisors

Perella Weinburg Partners and Tudor Pickering Holt & Co. are acting as financial advisors, Weil, Gotshal & Manges LLP is acting as legal counsel and FTI Consulting, Inc. is acting as restructuring advisor to the Company in connection with the Restructuring Plan.  Ducera Partners LLC is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison is acting as legal advisor to the Unsecured Noteholders.

Additional Information

More detailed information of the Restructuring Plan is available in the RSA, which will be filed on Form 8K with the U.S. Securities and Exchange Commission (“SEC”).

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the RSA; risks attendant to the bankruptcy process, including the effects thereof on the Company’s business and on the interests of various constituents, the length of time that the Company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions in any bankruptcy case, which may interfere with the ability to confirm and consummate a plan of reorganization, potential adverse effects on the Company’s liquidity or results of operations; increased costs to execute the reorganization, effects on market price of the Company’s common stock and on the Company’s ability to access the capital markets, and the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:

Quentin Hicks

EVP, CFO & Treasurer

Halcón Resources

(303) 802-5541